Exhibit 99.1

VICI PROPERTIES INC. TO ACQUIRE JACK CINCINNATI CASINO AND LEASE TO HARD ROCK INTERNATIONAL

– Acquiring Market-Leading Urban Property at a 7.7% Capitalization Rate –
– Further Diversifying Tenant Roster through Long-Term Relationship with Hard Rock –
– Acquisition Expected to be Immediately Accretive at Closing –

NEW YORK, NEW YORK – April 5, 2019 – VICI Properties Inc. (NYSE: VICI) ( “VICI Properties” or the “Company”), an experiential real estate investment trust (“REIT”), today announced that it has, together with a subsidiary of Hard Rock International (“Hard Rock”) entered into definitive agreements to acquire the JACK Cincinnati Casino (“JACK Cincinnati”), located in downtown Cincinnati, Ohio, for an aggregate purchase price of approximately $745 million in cash. Pursuant to the agreements, VICI Properties will acquire 100% of the membership interests of a subsidiary of JACK Cincinnati that owns the land and real estate assets of JACK Cincinnati for $558 million, and Hard Rock will acquire the operating assets of JACK Cincinnati for $187 million.
Simultaneous with the closing of this transaction, the Company will enter into a triple-net lease agreement with Hard Rock related to JACK Cincinnati. The lease will have an initial total annual rent of $42.75 million, for an implied capitalization rate of 7.7%, and an initial term of 15 years, with four 5-year renewal options. The rent coverage ratio in the first year after closing is expected to be approximately 1.74x and the tenant’s obligations under the lease will be guaranteed by Seminole Hard Rock Entertainment, Inc., which maintains an investment grade rating from S&P Global Ratings and Fitch Ratings.
“We are proud to partner with Hard Rock, further diversifying our tenant roster with an international leader in gaming, entertainment and hospitality experiences, and a renowned global platform of 245 hospitality venues across 75 countries,” said John Payne, President and Chief Operating Officer of VICI Properties. “This transaction expands our geographic footprint into one of the fastest growing regional markets. As one of only four full-scale casinos permitted in Ohio, the property is poised to benefit from the introduction of Hard Rock, a dynamic and proven operator in the Ohio market. We look forward to supporting Hard Rock as they continue to execute on their growth strategy throughout the U.S. and globally.”
Opened in March 2013, JACK Cincinnati is situated on 22 acres in the Broadway Commons area of downtown Cincinnati. The property features 100,000 square feet of gaming space with approximately 1,800 gaming machines and 100 table games. Additionally, the property contains 33,000 square feet of meeting space, six high-quality restaurants, and two bars.
“Hard Rock has been the number one operator in Ohio since opening in the greater Cleveland market in 2013,” said Jim Allen, chairman and CEO of Hard Rock International. “And now, we look forward to introducing our unique brand of casino entertainment to Cincinnati. On behalf of the 40,000 Hard Rock team members worldwide, I am pleased to welcome the more than 1,000 JACK Cincinnati employees into the Hard Rock family.”

The transaction is subject to regulatory approvals and customary closing conditions and is expected to close in late 2019. The acquisition is expected to be accretive immediately upon closing.
Goldman Sachs & Co. LLC is acting as financial advisor and Kramer Levin Naftalis & Frankel LLP is acting as legal advisor to VICI Properties for the transaction described herein.
About VICI Properties
VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 22 gaming facilities comprising over 39 million square feet and features approximately 14,800 hotel rooms and more than 150 restaurants, bars and nightclubs. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment Corporation and Penn National Gaming. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are risks that the acquisition of JACK Cincinnati may not be consummated on the terms or timeframe described herein, or at all; the ability of the parties to satisfy the conditions set forth in the definitive transaction documents, including the ability to receive, or delays in obtaining, the regulatory approvals required to consummate the transactions; the terms on which the Company intends to finance the transaction, including the source of funds used to finance such transaction; disruptions to the real property and operations of JACK Cincinnati during the pendency of the closing; risks that the Company may not achieve the benefits contemplated by the acquisition (including any expected accretion or the amount of any future rent payments); and risks that not all potential risks and liabilities have been identified in the Company’s due diligence of JACK Cincinnati. Important factors that may affect the Company’s business, results of operations and financial position are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631
Or
ICR
Jacques Cornet
Jacques.Cornet@icrinc.com

Media Contacts:
PR@viciproperties.com
(646) 949-4631
Or
ICR
Phil Denning and Jason Chudoba
Phil.Denning@icrinc.com, (646) 277-1258
Jason.Chudoba@icrinc.com, (646) 277-1249

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